Administrative Office: 8525 East Orchard Road Greenwood Village, CO 80111 (888) 323-4952

September 20, 2005

David McDonald

Vice President

First Great-West Life & Annuity Insurance Company

8515 E. Orchard Road

Greenwood Village, CO 80111

Ms. Richelle S. Maestro

General Counsel

Delaware Management Company

1 Commerce Square, 2005 Market Street

Philadelphia, PA 19103

RE:	An Amendment—Removal of Charles Schwab and Consolidation of Administrative Services from Charles Schwab & Co. to First Great-West Life & Annuity Insurance Company

Dear Ms. Richelle S. Maestro:

Please be advised that, in connection with an agreement executed between Charles Schwab & Company, Inc. (“Schwab”) and First Great-West Life & Annuity Insurance Company (“FGWL&A”), the administrative services performed under our fund participation agreement with you will be consolidated and performed exclusively by FGWL&A.

You are a party to a participation agreement dated June 2, 2003, as amended, with FGWL&A and Schwab (the “Agreement”). We are seeking your consent pursuant to this Agreement to: a) remove Schwab from the Agreement, and b) substitute FGWL&A for Schwab as the party responsible for performing Fund administrative services under this Agreement. Specifically, this amendment will replace Schwab with FGWL&A in the provisions of Article 5 and Schedule C of the Agreement.

You should note that the purpose of this amendment is not to change your substantive obligations, responsibilities, or rights under this Agreement, but only to amend the Agreement so as to properly reflect the removal of Schwab, and the designation of FGWL&A, as the party responsible for providing administrative services under the Agreement. In addition, in consideration of FGWL&A performing such services, all fees (including 12b-1 distribution and/or administrative services fees) formerly paid by the Fund(s) to Schwab should now be paid to FGWL&A after the October 1, 2005 effective date.

Home Office: 50 Main Street, 9th Floor • White Plains, NY 10606

For further instructions on remittance of these fees, please contact:

Jill Kerschen, Associate Manager, Financial Control

First Great West Life & Annuity

Attn: Revenue Department 2T2

8515 E Orchard Rd

Greenwood Village, CO 80111

All other provisions of the Agreement otherwise remain unchanged.

Three executed originals are enclosed for execution by Delaware VIP Trust, Delaware Management Company, and Delaware Distributors, L.P. Please return two duly executed originals to us in the enclosed stamped, self-addressed envelope.

If you have any questions, please do not hesitate to contact Ryan Logsdon (business card attached). I remain,

Yours truly,

First Great-West Life & Annuity Insurance Company
By its authorized officer noted below

By:	/s/ David McDonald

Name:	David McDonald

Title:	Vice President

I have read the foregoing letter and agree to accept this amendment to the

Agreement.

Charles Schwab & Co., Inc.	Delaware VIP Trust

By its authorized officer noted below	By its authorized officer noted below

By:	/s/ Tina Perrino	By:	/s/ Ryan K. Brist

Name:	Tina Perrino	Name:	Ryan K. Brist
Title:	Vice President	Title:	EVP

Delaware Management Company		Delaware Distributors, L.P.
By its authorized officer noted below		By its authorized officer noted below
By:	/s/ Patrick P. Coyne	By:	/s/ Kevin J. Lucey

Name:	Patrick P. Coyne	Name:	Kevin J. Lucey

Title:	Executive Vice President/Managing Director/Chief Investment Officer Equity Investments	Title:	President & CEO

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